Quoin Pharmaceuticals Appoints New Chief Financial Officer to Support Commercialization Strategy

August 18, 2025

ASHBURN, Va., Aug. 18, 2025 (GLOBE NEWSWIRE) -- Quoin Pharmaceuticals Ltd. (NASDAQ: QNRX) (“Quoin” or the “Company”), a late clinical stage specialty pharmaceutical company focused on rare and orphan diseases, today announced the appointment of its new Chief Financial Officer as the Company advances its lead product candidate, QRX003, through pivotal clinical studies and prepares for potential commercialization.

Quoin has appointed Sally Lawlor, BCL, FCA, as its new Chief Financial Officer, effective immediately. Ms. Lawlor is an accomplished finance executive with over 20 years of experience in financial leadership roles in public and private companies as well as a Big Four accounting firm.

In her most recent role at Sebela Pharmaceuticals, Ms. Lawlor managed financial reporting under U.S. GAAP and IFRS, oversaw global tax planning and compliance, as well as budgeting, forecasting, and external audits. Prior to Sebela, she served in senior tax leadership positions at Aptiv Plc and spent over a decade at KPMG advising multinational clients, primarily in the pharmaceutical and technology sectors. Ms. Lawlor is a Fellow of Chartered Accountants Ireland and a member of the Irish Taxation Institute.

“As we move closer to completing our QRX003 registrational trials in Netherton Syndrome and prepare for a potential NDA filing next year, we are aligning our leadership structure to support the next phase of Quoin’s growth,” said Dr. Michael Myers, Chief Executive Officer of Quoin. “We are thrilled to welcome Sally as Chief Financial Officer. She has extensive experience in commercial-stage finance, global tax strategy design and implementation, as well as multinational compliance, which we believe makes her exceptionally qualified to guide Quoin through our transition into a revenue-generating company. Sally adds invaluable expertise to our executive team at this pivotal time. I also want to thank Gordon Dunn for his dedicated contribution during his tenure as Quoin’s CFO. We wish him all the best in his future endeavors.”

Quoin is currently conducting two pivotal clinical studies for QRX003 in Netherton Syndrome across sites in the U.S., Europe and the Middle East, with full enrollment expected in early to mid-Q1 2026. The Company is also advancing development programs for Peeling Skin Syndrome and a novel topical rapamycin platform targeting a range of rare dermatologic diseases.

About Quoin Pharmaceuticals Ltd.

Quoin Pharmaceuticals Ltd. is a late clinical stage specialty pharmaceutical company focused on developing and commercializing therapeutic products that treat rare and orphan diseases. We are committed to addressing unmet medical needs for patients, their families, communities and care teams. Quoin’s innovative pipeline comprises four products in development that collectively have the potential to target a broad number of rare and orphan indications, including Netherton Syndrome, Peeling Skin Syndrome, Palmoplantar Keratoderma, Scleroderma, microcystic lymphatic malformations, venous malformations, angiofibromas and others. For more information, visit: www.quoinpharma.com or LinkedIn for updates.

Cautionary Note Regarding Forward Looking Statements

The Company cautions that statements in this press release that are not a description of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. All statements that reflect the Company’s expectations, assumptions, projections, beliefs, or opinions about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements relating to advancing QRX003 through pivotal clinical studies and preparing for potential commercialization, preparing for a potential NDA filing next year, aligning the Company’s leadership structure to support the next phase of Quoin’s growth, the expected contribution of Ms. Lawlor, transitioning Quoin into a revenue-generating company, attaining full enrollment in early to mid-Q1 2026 for two pivotal clinical studies for QRX003 in Netherton Syndrome across sites in the U.S., Europe and the Middle East, advancing development programs for Peeling Skin Syndrome and a novel topical rapamycin platform targeting a range of rare dermatologic diseases and Quoin’s products in development collectively having the potential to target a broad number of rare and orphan indications, including Netherton Syndrome, Peeling Skin Syndrome, Palmoplantar Keratoderma, Scleroderma, microcystic lymphatic malformations, venous malformations, angiofibromas and others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon the Company’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties including, but not limited to, the Company’s ability to pursue its regulatory strategy; the Company’s ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements; the Company’s ability to complete clinical trials on time and achieve desired results and benefits as expected; Ms. Lawlor’s ability to contribute to Quoin’s growth: the Company’s ability to transition into a revenue-generating company: and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and in other filings the Company has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

For further information, contact:

Quoin Pharmaceuticals Ltd.

Dr. Michael Myers, Ph.D., CEO

mmyers@quoinpharma.com

Investor Relations

PCG Advisory

Jeff Ramson

jramson@pcgadvisory.com

(646) 863-6341